Exhibit 10.1

UNITED STATES OF AMERICA
DEPARTMENT OF THE TREASURY
COMPTROLLER OF THE CURRENCY

In the Matter of:	)	AA-EC-10-112
City National Bank of New Jersey
Newark, New Jersey	)

)

CONSENT ORDER

WHEREAS, the Comptroller of the Currency of the United States of America ("Comptroller"), through his National Bank Examiners, has supervisory authority over, City National Bank of New Jersey, Newark, New Jersey ("Bank");

WHEREAS, the Bank, by and through its duly elected and acting Board of Directors ("Board"), has executed a Stipulation and Consent to the Issuance of a Consent Order ("Stipulation and Consent"), dated December 22, 2010 that is accepted by the Comptroller; and

WHEREAS, by this Stipulation and Consent, which is incorporated by reference, the Bank, has consented to the issuance of this Consent Order ("Order") by the Comptroller.

NOW, THEREFORE, pursuant to the authority vested in him by the Federal Deposit Insurance Act, as amended, 12 U.S.C. § 1818, the Comptroller hereby orders that:

ARTICLE I

COMPLIANCE COMMITTEE

(1)           Within five (5) days, the Board shall appoint a Compliance Committee of at least three (3) directors, none of whom shall be employees, former employees or controlling shareholders of the Bank or any of its affiliates (as the term "affiliate" is defined in 12 U.S.C.

 § 371c(b)(1)), or a family member of any such person.  Upon appointment, the names of the members of the Compliance Committee and, in the event of a change of the membership, the name of any new member shall be immediately submitted in writing to the Director for Special Supervision ("Director").  The Compliance Committee shall be responsible for monitoring and coordinating the Bank's adherence to the provisions of this Order.

(2)           The Compliance Committee shall meet at least monthly.

(3)           Within thirty (30) days of the date of this Order and every thirty (30) days  thereafter, the Compliance Committee shall submit a written progress report to the Board setting forth in detail:

(a)	a description of the actions needed to achieve full compliance with each Article of this Order;

(b)	actions taken to comply with each Article of this Order; and

(c)	the results and status of those actions.

(4)           The Board shall forward a copy of the Compliance Committee's report, with any additional comments by the Board, to the Director within ten (10) days of receiving such report.

(5)           All reports or plans which the Bank or Board has agreed to submit to the Director pursuant to this Order shall be forwarded, by overnight mail or via email, to the following:

Director for Special Supervision	with a copy to:
Comptroller of the Currency	New York Metro South Office
250 E Street, S.W.	ADC Oscar Harvey
Mail Stop 7-4	340 Madison Avenue, Fourth Floor
Washington, DC 20219	New York, NY 10173

(6)           The Board shall ensure that the Bank has sufficient processes, personnel, and control systems to effectively implement and adhere to all provisions of this Order, and that

Bank personnel have sufficient training and authority to execute their duties and responsibilities under this Order.
ARTICLE II

STRATEGIC PLAN

(1)           Within ninety (90) days, the Board shall forward to the Director for his review, pursuant to paragraph (6) of this Article, a written Strategic Plan for the Bank that is acceptable to the Director, covering at least a three-year period.  Within five (5) days of receipt of the Director's written determination of no supervisory objection, the Board shall adopt and the Bank (subject to Board review and ongoing monitoring) shall implement and thereafter ensure adherence to the Strategic Plan.  The Strategic Plan shall establish objectives for the Bank's overall risk profile, earnings performance, growth, balance sheet mix, off-balance sheet activities, liability structure, capital adequacy, reduction in the volume of nonperforming assets, product line development, and market segments that the Bank intends to promote or develop, together with strategies to achieve those objectives, and shall, at a minimum, include:

(a)	a mission statement that forms the framework for the establishment of strategic goals and objectives;

(b)	a description of the Bank's targeted market(s) and an assessment of the current and projected risks and competitive factors in its identified target market(s);

(c)	the strategic goals and objectives to be accomplished;

(d)	specific actions designed to improve Bank earnings and accomplish the identified strategic goals and objectives;

(e)	specific actions designed to reduce the Bank's reliance on wholesale sources of funding;

(f)	identification of Bank personnel to be responsible and accountable for achieving each goal and objective of the Strategic Plan, including specific time frames;

(g)	a financial forecast, to include projections for major balance sheet and income statement accounts, targeted financial ratios, and growth projections over the period covered by the Strategic Plan;

(h)	a description of the assumptions used to determine financial projections and growth targets;

(i)
an identification and risk assessment of the Bank's present and planned future product lines (assets and liabilities) that will be utilized to accomplish the strategic goals and objectives established in the Strategic Plan, with the requirement that the risk assessment of new product lines must be completed prior to the offering of such product lines;

(j)	a description of control systems to mitigate risks associated with planned new products, growth, or any proposed changes in the Bank's markets;

(k)
an evaluation of the Bank's internal operations, staffing requirements, board and management information systems, and policies and procedures for their adequacy and contribution to the accomplishment of the goals and objectives established in the Strategic Plan;

(l)	a management employment and succession program to promote the retention and continuity of capable management;

(m)	assigned responsibilities and accountability for the strategic planning process, new products, growth goals, and proposed changes in the Bank's operating environment; and

(n)	a description of systems designed to monitor the Bank's progress in meeting the Strategic Plan's goals and objectives.

(2)           If the Board's Strategic Plan under paragraph (1) of this Article includes a sale, merger or liquidation of the Bank, including a transaction pursuant to 12 U.S.C. § 215a-3, the Strategic Plan shall, at a minimum, address the steps that will be taken and the associated timeline to ensure that a definitive agreement for the sale or merger is executed not later than one hundred twenty (120) days after the receipt of the Director’s written determination of no supervisory objection pursuant to paragraph (6) of this Article.

(3)           At least monthly, the Board shall review financial reports and earnings analyses prepared by the Bank that evaluate the Bank's performance against the goals and objectives established in the Strategic Plan, as well as the Bank's written explanation of significant differences between actual and projected balance sheets, income statements, and expense accounts, including descriptions of extraordinary and/or nonrecurring items.  Upon completion of the reports by the Bank, the Bank shall submit a copy of the reports to the Director within ten (10 days).

(4)           At least quarterly, the Board shall prepare a written evaluation of the Bank's performance against the Strategic Plan, based on the Bank's monthly reports, analyses, and written explanations of any differences between actual performance and the Bank's strategic goals and objectives, and shall include a description of the actions the Board will require the Bank to take to address any shortcomings, which shall be documented in the Board meeting minutes.  Within ten (10) days of completing its evaluation, the Board shall submit a copy to the Director.

(5)           The Board shall review and update the Bank’s Strategic Plan at least annually, or more frequently if necessary or if requested by the Director.

(6)           Prior to adoption by the Board, a copy of the Strategic Plan, and any subsequent amendments to or revisions of the Strategic Plan, shall be forwarded to the Director for review and prior written determination of no supervisory objection.

(7)           The Bank may not initiate any action that deviates significantly from the Board-approved Strategic Plan without a written determination of no supervisory objection from the Director.  The Board must give the Director advance, written notice of its intent to deviate significantly from the Strategic Plan, along with an assessment of the impact of such change on the Bank's condition, including a profitability analysis and an evaluation of the adequacy of the Bank's organizational structure, staffing, management information systems, internal controls, and written policies and procedures to identify, measure, monitor, and control the risks associated with the change in the Strategic Plan.

(8)           For the purposes of this Article, changes that may constitute a significant deviation from the Strategic Plan include, but are not limited to, a change in the Bank's products and services, marketing strategies, marketing partners, underwriting practices and standards, credit administration, account management, collection strategies or operations, fee structure or pricing, accounting processes and practices, or funding strategy, any of which, alone or in aggregate, may have a material impact on the Bank's operations or financial performance; or any other changes in personnel, operations, or external factors that may have a material impact on the Bank's operations or financial performance.  For purposes of this paragraph, "personnel" shall include the president, chief executive officer, chief operating officer, chief financial officer, chief credit officer, chief compliance officer, risk manager, auditor, member of the Bank's board of directors, or any other position subsequently identified in writing by the Director.

ARTICLE III

CAPITAL PLAN AND HIGHER MINIMUMS

(1)           The Bank shall by March 31, 2011, achieve and thereafter maintain the following minimum capital ratios (as defined in 12 C.F.R. Part 3).

(a)	Total capital at least equal to thirteen percent (13%) of risk-weighted assets;

(b)	Tier 1 capital at least equal to nine percent (9%) of adjusted total assets1

(2)           The requirement in this Order to meet and maintain a specific capital level means that the Bank may not be deemed to be “well capitalized” for purposes of 12 U.S.C. § 1831o and 12 C.F.R. Part 6 pursuant to 12 C.F.R. § 6.4(b)(1)(iv).

(3)           Within ninety (90) days, the Board shall forward to the Director for his review, pursuant to paragraph (4) of this Article, a written Capital Plan for the Bank, consistent with the Strategic Plan pursuant to Article II, covering at least a three-year period.  Within five (5) days of receipt of the Director's written determination of no supervisory objection, the Board shall adopt and the Bank (subject to Board review and ongoing monitoring) shall implement and thereafter ensure adherence to the Capital Plan.  The Capital Plan shall include:

1 Adjusted total assets means the average total assets figure required to be computed for and stated in a bank’s most recent quarterly Consolidated Report of Condition and Income (Call Report) minus end-of-quarter intangible assets, deferred tax assets, and credit-enhancing interest-only strips, that are deducted from Tier 1 capital, and minus nonfinancial equity investments for which a Tier 1 capital deduction is required pursuant to section 2(c)(5) of appendix A of this part 3.  The OCC reserves the right to require a bank to compute and maintain its capital ratios on the basis of actual, rather than average, total assets when necessary to carry out the purposes of this part.  12 C.F.R. § 3.2(a)

(a)	specific plans for the achievement and maintenance of adequate capital, which may in no event be less than the requirements of paragraph (1) of this Article;

(b)	projections for growth and capital requirements, based upon a detailed analysis of the Bank's assets, liabilities, earnings, fixed assets, and off-balance sheet activities;

(c)	identification of the primary sources from which the Bank will maintain an appropriate capital structure to meet the Bank's future needs, as set forth in the Strategic Plan;

(d)	specific plans detailing how the Bank will comply with restrictions or requirements set forth in this Order and with the restrictions against brokered deposits in 12 C.F.R. § 337.6;

(e)	contingency plans that identify alternative methods to strengthen capital, should the primary source(s) under paragraph (2)(d) of this Article not be available; and

(f)
a prohibition on the payment of director fees unless the Bank is in compliance with the minimum capital ratios identified in paragraph (1) of this Article or express written authorization is provided by the Director.

(4)           The Bank may declare or pay a dividend or make a capital distribution only:

(a)	when the Bank is in compliance with its approved Capital Plan and would remain in compliance with its approved Capital Plan immediately following the payment of any dividend;

(b)	when the Bank is in compliance with 12 U.S.C. §§ 56 and 60;

(c)	when the Bank is in compliance with the minimum capital ratios set forth in paragraph (1) of this Article; and

(d)	following the prior written determination of no supervisory objection by the Director.

(5)           Prior to adoption by the Board, a copy of the Capital Plan shall be submitted to the Director for a prior written determination of no supervisory objection.  The Board shall review and update the Bank's Capital Plan at least annually and more frequently if necessary or if requested by the Director.  Revisions to the Bank's Capital Plan shall be submitted to the Director for a prior written determination of no supervisory objection.

(6)           If the Bank fails to submit an acceptable Capital Plan as required by paragraph (2) of this Article, fails to implement or adhere to a Capital Plan to which the Director has taken no supervisory objection pursuant to paragraph (5) of this Article, or fails to achieve and maintain the minimum capital ratios as required by paragraph (1) of this Article then, in the sole discretion and  upon the direction of the Director, the Bank shall within thirty (30) days develop and shall submit to the Director for his review and prior written determination of no supervisory objection a Disposition Plan that shall detail the Board's proposal to sell or merge the Bank, including a transaction pursuant to 12 U.S.C. § 215a-3, or implement a voluntary plan of liquidation of the Bank in accordance with 12 U.S.C. § 181.  At a minimum, the Disposition Plan shall address the steps that will be taken and the associated timeline to ensure that a definitive agreement for the sale or merger is executed not later than ninety (90) days after the receipt of the Director's written determination of no supervisory objection to the Disposition Plan.

(7)           After the Director has advised the Bank in writing that he does not take supervisory objection to the Disposition Plan, the Board shall immediately adopt and implement, and shall thereafter ensure adherence to, the terms of the Disposition Plan.  Failure to submit a timely, acceptable Disposition Plan, or failure to implement and adhere to the Disposition Plan after the Board obtains a written determination of no supervisory objection from the Director, may be deemed a violation of this Order, in the exercise of the Director’s sole discretion.

ARTICLE IV

BOARD TO HIRE AND ENSURE COMPETENT MANAGEMENT

(1)           The Board shall ensure that the Bank has competent management in place on a full-time basis in all executive officer positions to carry out the Board's policies; ensure compliance with this Order; ensure compliance with applicable laws, rules, and regulations; and manage the day-to-day operations of the Bank in a safe and sound manner.

(2)           Within ninety (90) days, the Board shall identify and provide notice to the Director, pursuant to paragraph (6) of this Article, of qualified and capable candidates for the positions of President, Senior Credit Officer ("SCO"), Consumer Compliance Officer, and Bank Secrecy Act (“BSA”) Officer. The Board may choose one qualified individual to fill both the Compliance and BSA Officer roles.  The permanent management team shall each be vested with sufficient executive authority to fulfill the duties and responsibilities of their positions and to ensure the safe and sound operation of the Bank.

(3)           Within ninety (90) days, the Board (with the exception of any Bank executive officers) shall prepare a written assessment of the capabilities of the Bank's executive officers to perform present and anticipated duties, taking into account the findings contained in the most recent Report of Examination, and factoring in the officer's past actual performance, experience, and qualifications, compared to their position description, duties and responsibilities, with particular emphasis on their proposed responsibilities to execute the Strategic Plan and correct the concerns raised in the most recent Report of Examination.  Upon completion, a copy of the written assessment shall be submitted to the Director.

(4)           If the Board determines that an executive officer’s performance, skills or abilities need improvement, the Board will, within thirty (30) days following its determination, require the Bank to develop and implement a written program, with specific time frames, to improve the officer's performance, skills and abilities.  Upon completion, a copy of the written program shall be submitted to the Director.

(5)           If the Board determines that an executive officer will not continue in his/her position, the Board shall document the reasons for this decision in its assessment performed pursuant to paragraph (3) of this Article, and shall within sixty (60) days of such vacancy identify and provide notice to the Director, pursuant to paragraph (6) of this Article, of a qualified and capable candidate for the vacant position who shall be vested with sufficient executive authority to ensure the Bank's compliance with this Order and the safe and sound operation of functions within the scope of that position's responsibility.

(6)           Prior to the appointment of any individual to an executive officer position, the Board shall submit to the Director written notice, containing the information that 12 C.F.R. § 5.51 requires for senior executive officers.  The Director shall have the power to disapprove the appointment of the proposed executive officer.  However, the failure to exercise such veto power shall not constitute an approval or endorsement of the proposed executive officer.  The requirement to submit information and the prior disapproval provisions of this Article are based upon the authority of 12 U.S.C. § 1818(b) and do not require the Comptroller or the Director to complete his review and act on any such information or authority within ninety (90) days.

(7)           The Board shall perform, at least annually, a written performance appraisal for each Bank executive officer that establishes objectives by which the officer's effectiveness will be measured, evaluates performance according to the position's description and responsibilities, and assesses accountability for action plans to remedy issues raised in Reports of Examination or audit reports.  Upon completion, copies of the performance appraisals shall be submitted to the Director.  The Board shall ensure that the Bank addresses any identified deficiencies in a manner consistent with paragraphs (4) and (5) of this Article.

ARTICLE V

LOAN PORTFOLIO MANAGEMENT

(1)           Within sixty (60) days, the Board shall adopt and the Bank (subject to Board review and ongoing monitoring) shall implement and thereafter ensure adherence to a written credit policy to improve the Bank's loan portfolio management.  The credit policy shall include (but not be limited to):

(a)
a description of the types of satisfactory credit information required from borrowers and guarantors, including (but not limited to) annual audited statements, interim financial statements, personal financial statements, and tax returns with supporting schedules;

(b)
procedures that require any extension of credit (new, maturity extension, or renewal) is made only after obtaining and validating current credit information about the borrower and any guarantor sufficient to fully assess and analyze the borrower's and guarantor's global cash flow, debt service requirements, contingent liabilities, and global liquidity condition, and only after the credit officer prepares a documented credit analysis;

(c)
procedures that require any extension of credit (new, maturity extension, or renewal) is made only after obtaining and documenting the current valuation of any supporting collateral, perfecting and verifying the Bank's lien position, where applicable, and that reasonable limits are established on credit advances against collateral, based on a consideration of (but not limited to) a realistic assessment of the value of collateral, the ratio of loan to value, and overall debt service requirements;

(d)	procedures to ensure that for loans made for the purpose of constructing or developing real estate include the Bank must:

(i)	obtain and evaluate detailed project plans; detailed project budget; time frames for project completion; detailed market analysis; and sales projections, including projected absorption rates;

(ii)	conduct stress testing of significant project and lending; and

(iii)	obtain current documentation sufficient to support a detailed analysis of the financial condition of borrowers and significant guarantors.

(e)	a requirement that borrowers and/or guarantors maintain any collateral margins established in the credit approval process;

(f)	procedures that prohibit the capitalization of accrued interest on any loan renewal or extension as set forth in Banking Circular 255;

(g)	procedures that prohibit, on any loan renewal, extension or modification, the establishment of a new interest reserve using the proceeds of any Bank loan to the same borrower or guarantor;

(h)
procedures to ensure that all exceptions to the credit policy shall be clearly documented on the loan offering sheet, problem loan report, and other MIS; and approved by the Board or a committee thereof before the loan is funded or renewed;

(i)	credit risk rating definitions consistent with applicable regulatory guidance;

(j)	procedures for early problem loan identification, to ensure that credits are accurately risk rated at least monthly;

(k)	procedures governing the identification and accounting for nonaccrual loans that are consistent with the requirements contained in the Call Report Instructions;

(l)
prudent lending and approval limits for lending officers that are commensurate with their experience and qualifications, and that prohibit combining individual lending officers' lending authority to increase limits;

(m)	guidelines for loans to insiders, including a statement that such loans will not be granted on terms more favorable than those offered to similar non-insider borrowers;

(n)	guidelines addressing participations of credit consistent with requirements set forth in Banking Circular 181 (Revised);

(o)	guidelines and limitations for loans originating outside of the Bank’s trade area;

(p)	guidelines and limitations on concentrations of credit;

(q)	charge-off guidelines, by type of loan or other asset, including other real estate owned, addressing the circumstances under which charge-offs would be appropriate and ensuring recognition of loss within the quarter of discovery;

(r)	collection procedures, including follow-up efforts, that are systematically and progressively stronger;

(s)	a prohibition regarding the use of brokered deposits to fund loan growth or support criticized loans;

(t)	guidelines for periodic review of the Bank’s adherence to the revised loan policy; and

(u)	measures to correct the deficiencies in the Bank’s lending procedures noted in any Report of Examination.

(2)           Upon completion, the Board shall provide a copy of the Bank’s revised written credit policy to the Director.

(3)           The Board shall ensure that Bank personnel performing credit analyses are adequately trained in cash flow analysis, particularly analysis using information from tax returns, and that processes are in place to ensure that additional training is provided as needed.

(4)           Within ninety (90) days, the Board shall develop, implement, and thereafter ensure Bank adherence to a written program to improve the Bank’s loan portfolio management.  The program shall include, but not be limited to, systems and procedures that:

(a)
require that extensions of credit are granted, by renewal or otherwise, to any borrower only after obtaining, performing, and documenting a global analysis of current and satisfactory credit information;

(b)	require that existing extensions of credit structured as single pay notes are revised upon maturity to conform to the Bank’s revised loan policy;

(c)	ensure satisfactory and perfected collateral documentation;

(d)	track and analyze credit, collateral, and policy exceptions;

(e)	provide for accurate risk ratings consistent with the classification standards contained in the Comptroller’s Handbook on “Rating Credit Risk”;

(f)	provide for identification, measurement, monitoring, and control of concentrations of credit;

(g)	ensure compliance with Call Report instructions, the Bank’s lending policies, and laws, rules, and regulations pertaining to the Bank’s lending function;

(h)	ensure the accuracy of internal management information systems; and

(i)
provide adequate training of Bank personnel performing credit analyses in cash flow analysis, particularly analysis using information from tax returns, and implement processes to ensure that additional training is provided as needed.

(5)           Within sixty (60) days the Board shall establish a written performance appraisal and salary administration process for loan officers that adequately consider performance relative to job descriptions, policy compliance, documentation standards, accuracy in credit grading, and other loan administration matters.

(6)           Upon completion, a copy of the program shall be forwarded to the Director.

(7)           The Board shall, at least on an annual basis, or more frequently if requested by the Director, review the policy developed pursuant to this Article, and revise it as appropriate.

ARTICLE VI

LOAN REVIEW

(1)           The Bank shall establish and maintain an effective, independent, and on-going loan review program to review, at least quarterly, the Bank's loan and lease portfolios, to assure the timely identification and categorization of problem credits.  The program shall provide for a written report to be filed with the Board promptly after each review and shall employ a loan and lease rating system consistent with the guidelines set forth in "Rating Credit Risk" and "Allowance for Loan and Lease Losses," Booklets A-RCR and A-ALLL, respectively, of the Comptroller's Handbook.  Such reports shall include, at a minimum:

(a)	the loan review scope and coverage parameters;

(b)	conclusions regarding the overall quality of the loan and lease portfolios;

(c)	the identification, type, rating, and amount of problem loans and leases;

(d)	the identification and amount of delinquent loans and leases;

(e)	credit and collateral documentation exceptions;

(f)	loans meeting the criteria for non-accrual status;

(g)	the identity of the loan officer(s) of each loan reported in accordance with subparagraphs (b) through (f);

(h)	the identification and status of credit-related violations of law, rule, or regulation;

(i)	concentrations of credit; and

(j)	loans and leases in nonconformance with the Bank's lending and leasing policies, and exceptions to the Bank's lending and leasing policies.

(2)           A written description of the program required by Paragraph (1) of this Article shall be forwarded to the Director immediately upon implementation for supervisory non-objection.

(3)           The Board shall evaluate the loan and lease review report(s) and shall ensure that immediate, adequate, and continuing remedial action, as appropriate, is taken upon all findings noted in the report(s).  The Board shall also ensure that the Bank preserves documentation of any actions to collect or strengthen assets identified as problem credits.

ARTICLE VII

ALLOWANCE FOR LOAN AND LEASE LOSSES

(1)           The Board shall immediately require and the Bank shall implement and thereafter adhere to a program for the maintenance of an adequate Allowance for Loan and Lease Losses ("ALLL").  The program shall be consistent with the comments on maintaining a proper ALLL found in the Interagency Policy Statement on the ALLL contained in OCC Bulletin 2006-47 (December 13, 2006) and with "Allowance for Loan and Lease Losses," booklet A-ALLL of the Comptroller's Handbook, and any subsequent regulatory releases, and shall incorporate the following:

(a)	internal risk ratings of loans;

(b)	results of the Bank's independent loan review;

(c)
criteria for determining which loans will be reviewed under Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") Topic 310 Receivables (Pre-codification reference: Statement of Financial Accounting Standards ("FAS") Statement No. 114), how impairment will be determined, and procedures to ensure that the analysis of loans complies with ASC 310 requirements;

(d)	criteria for determining loan pools under ASC 450 (Pre-codification reference: FAS Statement No. 5) and an analysis of those loan pools;

(e)	recognition of non-accrual loans in conformance with generally accepted accounting principles ("GAAP") and regulatory guidance;

(f)	loan loss experience;

(g)	trends of delinquent and non-accrual loans;

(h)	concentrations of credit in the Bank; and

(i)	present and projected economic and market conditions.

(2)           The program shall provide for a review of the ALLL by the Board at least once each calendar quarter.  Any deficiency in the ALLL shall be remedied in the quarter it is discovered, prior to filing the Consolidated Reports of Condition and Income, by additional provisions from earnings.  Written documentation shall be maintained of the factors considered and conclusions reached by the Board in determining the adequacy of the ALLL and made available for review by Bank Examiners.

(3)           A copy of the Board's ALLL program, and any subsequent revisions to the program, shall be submitted to the Director for supervisory non-objection.

(4)           The Board shall review and update the program on an annual basis, or more frequently, if necessary, or if requested by the Director.

ARTICLE VIII

CRITICIZED ASSETS

(1)           Within sixty (60) days, the Board shall adopt and the Bank (subject to Board review and ongoing monitoring) shall implement and thereafter ensure adherence to a written program designed to protect the Bank's interest in those assets criticized in the most recent Report of Examination ("ROE"), in any subsequent ROE, by any internal or external loan review, or in any list provided to management by the National Bank Examiners during any examination as "doubtful," "substandard," or "special mention."  The program shall include the development of Criticized Asset Reports ("CARs") for all credit relationships and other assets totaling in aggregate one hundred thousand dollars ($100,000) or more, criticized as "doubtful," "substandard," or "special mention."  The CARs shall be updated and submitted to the Board and to the Director monthly.  Each CAR shall cover an entire credit relationship and include, at a minimum, analysis and documentation of the following:

(a)	the origination date and any renewal or extension dates, amount, purpose of the loan, and the originating and current loan officer(s);

(b)	the expected primary and secondary sources of repayment, and an analysis of the adequacy of the repayment source;

(c)
the appraised value of supporting collateral and the position of the Bank's lien on such collateral, where applicable, as well as other necessary documentation to support the current collateral valuation;

(d)	an analysis of current and complete credit information, including cash flow analysis where loans are to be repaid from operations;

(e)	results of any ASC 310 impairment analysis;

(f)	significant developments, including a discussion of changes since the prior CAR, if any; and

(g)	the proposed action to eliminate the basis of criticism and the time frame for its accomplishment, including an appropriate exit strategy.

(2)           The Bank may not extend credit, directly or indirectly, including renewals, modifications or extensions, to a borrower whose loans or other extensions of credit are criticized in any ROE, in any internal or external loan review, or in any list provided to management by the National Bank Examiners during any examination, unless and until the Board, or a designated committee thereof, finds and documents in writing that each of the following conditions is met:

(a)
the extension of additional credit is necessary to promote the best interests of the Bank and that prior to renewing, modifying or extending any additional credit, a majority of the full Board (or designated committee) approves the credit extension and records, in writing, why such extension is necessary to promote the best interests of the Bank;

(b)
the Bank performs a written credit and collateral analysis as required by paragraph (1)(d) of this Article and, if necessary, the proposed action referred to in paragraph (1)(g) of this Article is revised, as appropriate; and

(c)	the Board's formal plan to collect or strengthen the criticized asset will not be compromised by the extension of additional credit.

(3)           A copy of the findings, including why such extension is necessary to promote the best interests of the Bank, and approval of the Board or designated committee shall be maintained in the credit file of the affected borrower and made available for review by National Bank Examiner.

ARTICLE IX

LIQUIDITY RISK AND ASSET/LIABILITY MANAGEMENT PROGRAM

(1)           Within one hundred twenty (120) days, the Board shall revise and maintain a comprehensive liquidity risk management program, consistent with OCC Bulletin 2010-13, “Liquidity” (March 22, 2010), which assesses, on an ongoing basis, the Bank’s current and projected funding needs, and ensures that sufficient funds or access to funds exist to meet those needs.  Such a program must include effective methods to achieve and maintain sufficient liquidity and to measure and monitor liquidity risk, to include at a minimum:

(a)	strategies to maintain sufficient liquidity at reasonable costs including, but not limited to, the following:

(i)	better diversification of funding sources, reducing reliance on high cost providers;

(ii)	reducing rollover risk;

(iii)
increasing liquidity through such actions as obtaining additional capital, placing limits on asset growth, aggressive collection of problem loans and recovery of charged-off assets, and asset sales; and

(iv)	monitoring the projected impact on reputation, economic and credit conditions in the Bank's market(s).

(b)	The preparation of liquidity reports which shall be reviewed by the Board on at least a monthly basis, to include, at a minimum, the following:

(i)
a certificate of deposit maturity schedule, including separate line items for brokered deposits and uninsured deposits, depicting maturities on a weekly basis for the next month and monthly thereafter for the following five months, which schedule shall be updated at least weekly;

(ii)
a schedule of all funding obligations, including unfunded loan commitments, outstanding lines of credit and outstanding letters of credit, showing the obligations that can be drawn immediately, and on a weekly basis for the next month and monthly thereafter for the following five months, which schedule shall be prepared and updated at least weekly;

(iii)
a listing of funding sources, prepared and updated on a weekly basis for the next month and monthly thereafter for the following five months, including federal funds sold; unpledged assets and assets available for sale; and borrowing lines by lender, including original amount, remaining availability, type and book value of collateral pledged, terms, and maturity date, if applicable.

(iv)
a monthly sources and uses of funds report for a minimum period of six months, updated monthly, which reflects known and projected changes in asset and liability accounts, and the assumptions used in developing the projections.  Such reports shall include, at a minimum:

1.	the funding obligations and sources required by (b)(ii) and (b)(iii) of this paragraph;

2.	projected additional funding sources, including loan payments, loan sales/participations, or deposit increases; and

3.	projected additional funding requirements from a reduction in deposit accounts including uninsured and brokered deposits, inability to acquire federal funds purchased, or availability limitations or reductions associated with borrowing relationships.

(c)
A contingency funding plan that, on a monthly basis, forecasts funding needs, and funding sources under different stress scenarios which represent management's best estimate of balance sheet changes that may result from a liquidity or credit event.  The contingency funding plan shall include:

(i)	specific plans detailing how the Bank will comply with restrictions or requirements set forth in this Order or the restrictions against brokered deposits in 12 C.F.R. §337.6;

(ii)
the preparation of reports which identify and quantify all sources of funding and funding obligations under best case and worst case scenarios, including asset funding, liability funding and off-balance sheet funding; and

(iii)	procedures which ensure that the Bank's contingency funding practices are consistent with the Board's guidance and risk tolerances.

(2)           The Board shall submit a copy of the comprehensive liquidity risk management program, along with the reports required by this Article, to the Director.

ARTICLE X

APPOINTMENT OF NEW DIRECTORS

(1)           Within ninety (90) days, the Board shall identify and propose for appointment a minimum of two (2) new independent directors that have a background in banking, credit, accounting, or financial reporting.  The term “independent director” means a person who is not an officer or employee of the Bank, and who is not a director, officer or employee of its affiliates.

(2)           Prior to appointing any new director, the Bank must provide the Director with written notice as required by 12 C.F.R. § 5.51.  The Director shall have the power to disapprove the appointment of the proposed new director.  However, the lack of disapproval of such individual shall not constitute an approval or endorsement of the proposed director.

(3)           The requirements to submit information and the prior disapproval provisions of this Article are based on the authority of 12 U.S.C. § 1818(b)(6)(e) and do not require the Comptroller to complete his/her review and act on any such information or authority within ninety (90) days.

(4)           If the Board in unable to identify any qualified director candidates within sixty (60) days, the Board shall document its efforts to locate such candidates, and notify the Director in writing.  Thereafter, the Board shall provide monthly reports to the Director summarizing its continuing efforts to locate such candidates.

ARTICLE XI

COMPLIANCE MANAGEMENT

(1)           Within ninety (90) days, the Board shall adopt, implement, and thereafter ensure adherence to a written consumer compliance program designed to ensure that the Bank is operating in compliance with all applicable consumer protection laws, rules, and regulations.  This program shall include, but not be limited to:

(a)	a written description of the duties and responsibilities of the Compliance Officer;

(b)	adequate internal controls to ensure compliance with consumer protection laws, rules, and regulations;

(c)
the preparation of a policies and procedures manual covering all consumer protection laws, rules, and regulations for use by appropriate Bank personnel in the performance of their duties and responsibilities;

(d)	semi-annual updates of the written policies and procedures manual to ensure it remains current; and

(e)	the education and training of all appropriate Bank personnel in the requirements of all federal and state consumer protection laws, rules, and regulations.

(2)           Upon adoption, a copy of the program shall be forwarded to the Director.

ARTICLE XII

BANK SECRECY ACT

(1)           Within ninety (90) days, the Board shall develop, implement, and thereafter ensure Bank adherence to a written program of policies and procedures to provide for compliance with the Bank Secrecy Act, as amended (31 U.S.C. §§ 5311 et seq.), the regulations promulgated thereunder at 31 C.F.R. Part 103, as amended, and 12 C.F.R. Part 21, Subparts B and C, and the rules and regulations of the Office of Foreign Assets Control (“OFAC”), 31 C.F.R. Chapter V, as amended (collective referred to as the “Bank Secrecy Act” or “BSA”) and for the appropriate identification and monitoring of transactions that pose greater than normal risk for compliance with the BSA.  This program shall include comprehensive policies, procedures, and controls to:

(a)	identify and monitor transactions that pose greater than normal risk for compliance with the BSA:

(b)	record and maintain information about transactions that pose greater than normal risk for compliance with the BSA;

(c)	investigate and resolve the Bank’s response to transactions that have been identified as posing greater than normal risk for compliance with the BSA;

(d)
perform sufficient due diligence prior to opening new accounts that provides for collecting customers’ identifying information, verifying customers’ identification, maintaining identification records, evaluating the BSA risk profile and determining whether customers appear on any list of suspected terrorists or terrorist organizations;

(e)	perform annual risk assessments which provide sufficient coverage of the Bank’s operations, products, services, and geographies of operation;

(f)	ensure that all suspicious and large currency transactions are identified and reported;

(g)	maintain records on monetary instrument transactions and funds transfers, as required by the BSA;

(h)
identify and report to appropriate management personnel receipt and disbursement of currency or monetary instruments that are suspicious or inconsistent with the customers’ business and accounts opened in the name of or for the benefit of a financial institution or foreign bank, as defined in 31 C.F.R. §103.11;

(i)
establish a method for introducing new products and services that ensures that the policies and procedures governing new products and services are consistent with the Bank’s program for compliance with the BSA;

(j)
implement escalation procedures concerning customers with multiple filings of Suspicious Activity Reports (“SARs”) or protracted periods of suspicious activity, which shall include a formal written account closing policy;

(k)
include a formal evaluation of the knowledge, capabilities, and performance of the Bank’s BSA staff for identifying transactions that pose greater than normal risk for compliance with the BSA, factoring in the BSA staff performance, experience, and qualifications compared to their position descriptions, duties, and responsibilities;

(l)
establish a comprehensive training program for all appropriate operational and supervisory personnel to ensure their awareness of their responsibility for compliance with the requirements of the OFAC and the BSA, including the reporting requirements associated with SARs pursuant to 12 C.F.R. Part 21, Subpart B, regardless of the size of the relationship or type of customer involved; and

(m)	establish an adequate Customer Due Diligence and Enhanced Due Diligence program.

(2)           Within ninety (90) days, the Board must develop and implement adequate written procedures to assist the staff in understanding the requirements of the BSA to ensure compliance with the implementing regulations.  These written procedures shall include, but not be limited to the following:

(a)	guidelines for daily activities such as deposit account opening, new loans, wire transfers, and sale of monetary instruments;

(b)	provisions for collecting and verifying customers’ identifying information, including required documentation;

(c)	processes for monitoring large currency transactions across multiple bank locations and over multiple days;

(d)	guidelines for documenting and reporting suspicious activities, including instructions for accurately completing required forms and preparing appropriate narrative comments;

(e)	requirements for a comprehensive annual audit that includes sufficient transaction testing; and

(f)	requirements for appropriate training for all employees and directors, including training based on job-specific duties.

(3)           Upon adoption, a copy of the program shall be forwarded to the Director for review.

  ARTICLE XIII

  INTERNAL AUDIT PROGRAM

(1)           Within ninety (90) days, the Board shall develop, implement, and thereafter ensure Bank adherence to an independent, internal audit program sufficient to:

(a)	detect irregularities and weak practices in the Bank’s operations;

(b)	determine the Bank’s level of compliance with all applicable laws, rules, and regulations;

(c)	assess and report the effectiveness of policies, procedures, controls, and management oversight relating to accounting and financial reporting;

(d)	evaluate the Bank’s adherence to established policies and procedures, with particular emphasis directed to the Bank’s adherence to its loan, consumer compliance, and BSA policies and procedures;

(e)	evaluate and document the root causes for exceptions; and

(f)	establish an annual audit plan using a risk-based approach sufficient to achieve these objectives.

(2)           Within ninety (90) days, the Board must develop and implement a comprehensive compliance audit function.  This function should include an independent review of all products and services offered by the Bank.  The function shall include, but not be limited to the following:

(a)           a risk-based audit program to test for compliance with consumer protection laws, rules, and regulations that includes an adequate level of transaction testing;

(b)           procedures to ensure that exceptions noted in the audit reports are corrected and responded to by the appropriate Bank personnel; and periodic reporting of the results of the consumer compliance audit to the Board or a committee thereof.

(3)           As part of this audit program, the Board shall establish a process to review the internal audit reports and management’s responses, and to ensure that processes are in place to test management responses.

(4)           The Board shall ensure that the Bank has processes, personnel, and control systems to ensure implementation and adherence to the program developed pursuant to this Article.

(5)           The Board shall ensure that all audit reports are in writing, that immediate action is taken to remedy deficiencies cited in audit reports, and that auditors maintain a written record describing those actions.

(6)           The audit staff shall have access to any records necessary for the proper conduct of its activities.  National bank examiners shall have access to all reports and work papers of the audit staff and any other parties working on its behalf.

(7)           Upon adoption, a copy of the internal audit program shall be promptly submitted to the Director for review.

ARTICLE XIV

VIOLATIONS OF LAW

(1)           The Board shall require and the Bank shall immediately take all necessary steps to correct each violation of law, rule, or regulation cited in any Report of Examination, or brought to the Board's or Bank's attention in writing by management, regulators, auditors, loan review, or other compliance efforts.  Within sixty (60) days after the violation is cited or brought to the Board's attention, the Bank shall provide to the Board a list of any violations that have not been corrected.  This list shall include an explanation of the actions taken to correct the violation, the reasons why the violation has not yet been corrected, and a plan to correct the violation by a specified date.

(2)           Within sixty (60) days of the date of this Order, the Board shall adopt and the Bank (subject to Board review and ongoing monitoring) shall implement and thereafter ensure adherence to:

(a)	specific procedures to prevent future violations as cited in the most recent Report of Examination; and

(b)
general procedures addressing compliance management that incorporate internal control systems and education of employees regarding laws, rules, and regulations applicable to their areas of responsibility.

(3)           Upon adoption, the Board shall forward a copy of these policies and procedures to the Director for review and supervisory non-objection.

ARTICLE XV

ADMINISTRATIVE APPEALS AND EXTENSIONS OF TIME

(1)           If the Bank requires an extension of any timeframe within this Order, the Board shall submit a written request to the Director asking for relief.  Any written requests submitted pursuant to this Article shall include a statement setting forth in detail the special circumstances that require an extension of a timeframe within this Order.

(2)           All such requests shall be accompanied by relevant supporting documentation, and any other facts upon which the Bank relies.  The Director's decision concerning a request is final and not subject to further review.

ARTICLE XVI

OTHER PROVISIONS

(1)           Although the Bank is required to submit certain proposed actions and programs for the review or prior written determination of no supervisory objection of the Director, the Board has the ultimate responsibility for proper and sound management of the Bank and the completeness and accuracy of the Bank's books and records.

(2)           It is expressly and clearly understood that if, at any time, the Comptroller deems it appropriate in fulfilling the responsibilities placed upon him by the several laws of the United

States of America to undertake any action affecting the Bank, nothing in this Order shall in any way inhibit, estop, bar, or otherwise prevent the Comptroller from so doing.

(3)           Except as otherwise expressly provided herein, any time limitations imposed by this Order shall begin to run from the effective date of this Order.

(4)           The provisions of this Order are effective upon issuance of this Order by the Comptroller, through his authorized representative whose signature appears below, and shall remain effective and enforceable, except to the extent that, and until such time as, any provisions of this Order shall have been amended, suspended, waived, or terminated in writing by the Comptroller.

(5)           In each instance in this Order in which the Board or a Board committee is required to ensure adherence to and undertake to perform certain obligations of the Bank, including the obligation to implement plans, policies or other actions, it is intended to mean that the Board or Board committee shall:

(a)	authorize and adopt such actions on behalf of the Bank as may be necessary for the Bank to perform its obligations and undertakings under the terms of this Order;

(b)	require the timely reporting by Bank management of such actions directed by the Board to be taken under the terms of this Order;

(c)	follow-up on any non-compliance with such actions in a timely and appropriate manner; and

(d)	require corrective action be taken in a timely manner on any non-compliance with such actions.

(6)           This Order is intended to be, and shall be construed to be, a final order issued pursuant to 12 U.S.C. § 1818, and expressly does not form, and may not be construed to form, a contract binding on the Comptroller or the United States.

(7)           The Bank entered into a Formal Agreement dated June 29, 2009 ("Agreement").  This Order replaces the Agreement in its entirety and therefore, the Agreement is hereby terminated.

(8)           The terms of this Order, including this paragraph, are not subject to amendment or modification by any extraneous expression, prior agreements, or prior arrangements between the parties, whether oral or written.

IT IS SO ORDERED, this 22nd day of December, 2010.

 /s/ Henry Fleming

Henry Fleming
Director for Special Supervision

UNITED STATES OF AMERICA
DEPARTMENT OF THE TREASURY
COMPTROLLER OF THE CURRENCY

In the Matter of:	)	AA-EC-10-112
City National Bank of New Jersey
Newark, New Jersey	)

)

STIPULATION AND CONSENT TO THE ISSUANCE
OF A CONSENT ORDER

WHEREAS, the Comptroller of the Currency of the United States of America ("Comptroller" or "OCC") intends to initiate cease and desist proceedings against City National Bank of New Jersey, Newark, New Jersey ("Bank"), pursuant to 12 U.S.C. § 1818(b), through the issuance of a Notice of Charges, for unsafe and unsound banking practices relating to, the Bank’s credit administration, capital, liquidity, and compliance management practices, including Bank Secrecy Act and the Office of Foreign Assets Control (OFAC) programs.

WHEREAS, the Bank, in the interest of compliance and cooperation, and without admitting or denying any wrongdoing, consents to the issuance of a Consent Order, dated December 22, 2010 ("Order") by executing this Stipulation and Consent to the Issuance of a Consent Order;

NOW THEREFORE, the Comptroller, through his authorized representative, and the Bank, through its duly elected and acting Board of Directors, hereby stipulate and agree to the following:

ARTICLE I

JURISDICTION

(1)           The Bank is a national banking association chartered and examined by the Comptroller pursuant to the National Bank Act of 1864, as amended, 12 U.S.C. § 1 et seq.

(2)           The Comptroller is "the appropriate Federal banking agency" regarding the Bank, pursuant to 12 U.S.C. §§ 1813(q) and 1818(b).

(3)           The Bank is an "insured depository institution" within the meaning of 12 U.S.C. § 1818(b)(1).

ARTICLE II

ACKNOWLEDGMENTS

(1)           The Bank acknowledges that said Order shall be deemed an "order issued with the consent of the depository institution," as defined in 12 U.S.C. § 1818(h)(2), and consents and acknowledges that said Order shall become effective upon its issuance and shall be fully enforceable by the Comptroller under the provisions of 12 U.S.C. § 1818.  Notwithstanding the absence of mutuality of obligation, or of consideration, or of a contract, the Comptroller may enforce any of the commitments or obligations herein undertaken by the Bank under his supervisory powers, including 12 U.S.C. § 1818, and not as a matter of contract law.  The Bank expressly acknowledges that neither the Bank nor the Comptroller has any intention to enter into a contract.

(2)           The Bank also expressly acknowledges that no officer or employee of the Comptroller has statutory or other authority to bind the United States, the U.S. Treasury Department, the Comptroller, or any other federal bank regulatory agency or entity, or any officer or employee of any of those entities to a contract affecting the Comptroller's exercise of his supervisory responsibilities.

ARTICLE III

WAIVERS

(1)           The Bank, by signing this Stipulation and Consent, hereby waives:

(a)	the issuance of a Notice of Charges pursuant to 12 U.S.C. § 1818(b);

(b)	any and all procedural rights available in connection with the issuance of the Order;

(c)	all rights to a hearing and a final agency decision pursuant to 12 U.S.C. § 1818(i) or 12 C.F.R. Part 19;

(d)	all rights to seek any type of administrative or judicial review of the Order; and

(e)	any and all rights to challenge or contest the validity of the Order.

ARTICLE IV

CLOSING PROVISIONS

(1)           The provisions of this Stipulation and Consent shall not inhibit, estop, bar, or otherwise prevent the Comptroller from taking any other action affecting the Bank if, at any time, the Comptroller deems it appropriate to do so to fulfill the responsibilities placed upon him by the several laws of the United States of America.

IN TESTIMONY WHEREOF, the undersigned, authorized by the Comptroller as his representative, has hereunto set his hand on behalf of the Comptroller.

/s/Henry FLeming	December 22, 2010
Henry Fleming	Date
Director for Special Supervision

IN TESTIMONY WHEREOF, the undersigned, as the duly elected and acting Board of Directors of the Bank, have hereunto set their hands on behalf of the Bank.

Alfonso Carney, Jr.	Date

/s/ Barbara Bell Coleman	December 22, 2010
Barbara Bell Coleman	Date

/s/ Eugene Giscombe	December 22, 2010
Eugene Giscombe	Date

Preston Pinkett, III	Date

/s/ Louis Prezeau	December 22, 2010
Louis Prezeau	Date

/s/ Lemar Whigham	December 22, 2010
Lemar Whigham	Date

/s/ Neil Williams	December 22, 2010
Neil Williams	Date